BPO

BPO Management Services
1200 – 330 Portage Ave
Winnipeg, MB R3C 0C4
Tel: 204.957.1665
Fax: 204.989-0317
www.adapsys.ca

ISO 9001 Certified

January 19, 2007

James Buchanan
James Buchanan, Arlene Buchanan and
John Davidson as trustees to The Buchanan Family Trust
Arlene Buchanan
c/o Novus Imaging Solutions Inc.
1741 Wellington Avenue
Winnipeg, Manitoba
R3H 0G1

Attention: Mr. James Buchanan

Dear Mr. Buchanan:

Re: **Stock Purchase Agreement made September 22, 2006 between BPO Management Services, Inc. ("Buyer"), Novus Imaging Solutions Inc. ("Company") and the addressees of this letter (the "Sellers") (the "Stock Purchase Agreement")**

Capitalized terms used in this letter which are not defined herein will have the same meanings as in the Stock Purchase Agreement.

This letter is to notify you, pursuant to paragraph 2(i) of the Stock Purchase Agreement, that prior to the Due Date for payment of the $200,000 instalment of the Purchase Price, the Buyer commenced negotiating agreements with investors providing for a Financing. (By your acceptance of this letter, by signing the copy as indicated below, you hereby acknowledge that the Buyer notified you of this orally prior to the Due Date, and you waive the requirement for written notice prior to the Due Date of such negotiation of a Financing.)

In addition, this letter will confirm our agreement that the Stock Purchase Agreement will be amended such that the $200,000 instalment of the Cash Purchase Price will be paid simultaneously with the payment of the $767,073 instalment (which includes both the $500,000 portion of the Cash Purchase Price and the price increase of $267,073 to reflect the amount by which Current Assets exceeded Current Liabilities as of Closing). All other terms of the Stock Purchase Agreement will remain the same, including the provision that interest at 9% per annum will run on the $967,073 instalment commencing January 1, 2007.

To confirm your agreement with the foregoing, would you please sign and return a copy of this letter. Thank you for your cooperation.

Regards.

Brian Meyer

cc: John Davidson

ACCEPTED AND AGREED:

James Buchanan on behalf of all Sellers

2225306.1